Exhibit 99.1
Tidelands Royalty Trust “B”
News Release
TIDELANDS ROYALTY TRUST “B”
ANNOUNCES THIRD QUARTER CASH DISTRIBUTION
     DALLAS, Texas, September 19, 2008 — U.S. Trust, as Trustee of Tidelands Royalty Trust “B” (OTC BB: TIRTZ.OB), today declared a quarterly cash distribution to the holders of its units of beneficial interest of $.759665 per unit, payable on October 15, 2008, to unit holders of record on September 30, 2008. Tidelands’ distributions to unitholders are determined by royalties received up to the date the amount is declared. There is a delay of about three months between the month of production and the time of payment.
     All leases that Tidelands receives income from were in an area in the path of Hurricanes Gustav and Ike. There may have been damage to the platforms on the leases but as of now we do not have any information as to the extent of the damages, if any. Production would have been shut-in because of the hurricanes. The Minerals Management Service reported that 99.7% of the oil and natural gas production in the Gulf of Mexico has been shut-in. The Minerals Management Service has advised that production will remain shut-in until personnel returns to the production platforms and is able to assess and repair any damaged facilities. Due to the time period between actual production of oil and natural gas and payment of royalties, Tidelands unitholders will likely not realize the effect of the two hurricanes until the first quarter of 2009.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management
Toll Free — 800.985.0794